Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antero Midstream Partners LP:

We consent to the use of our report dated September 17, 2014, with respect to the balance sheets of Antero Resources Midstream LLC Predecessor as of December 31, 2012 and 2013, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated by reference herein.

/s/KPMG LLP

Denver, Colorado
November 7, 2014